EXHIBIT 23.1







                  CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Amendment No. 2 to the Registration Statement on Form S-1
(No. 33-52711) of our report dated March 28, 1995, relating to the financial statements of Terex Corporation, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1994 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the references to us under the headings "Experts" in such Prospectus.




PRICE WATERHOUSE LLP

Stamford, CT
January 23, 1995